Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                 ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

      ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

      1.  The  name  of  the  Corporation  is  "Alternative   Asset   Management
Acquisition Corp."

      2. The Corporation was originally incorporated under the name "Hanover Group Acquisition Corp." The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on January 26, 2007.

      3.  This  Amended  and  Restated   Certificate  of   Incorporation   (this
"Certificate") amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation.

      4. This Certificate was duly approved and adopted by the written consent of the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

      5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

      FIRST: The name of the corporation is Alternative Asset Management Acquisition Corp. (the "Corporation").

      SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

      THIRD: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at such address is the Corporation Service Company.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 121,000,000, of which 120,000,000 shares shall be Common Stock with a par value of $.0001 per share (the "Common Stock") and 1,000,000 shares shall be Preferred Stock with a par value of $.0001 per share (the "Preferred Stock").

            A. Preferred Stock. Subject to paragraph (J) of Article SIXTH, the Board of Directors (the "Board") is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such


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      qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

            B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

      FIFTH: The Corporation's existence shall terminate on ____________, 2009 (the "Termination Date"). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination pursuant to paragraph (A) of Article SIXTH below.

      SIXTH: The following paragraphs (A) through (J) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination," and may not be amended during the "Target Business Acquisition Period" without the unanimous consent of the holders of all of the Corporation's outstanding shares of Common Stock. A "Business Combination" shall mean the acquisition by the Corporation, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, of one or more businesses or assets ("Target Business" or "Target Businesses"), whose collective fair market value is equal to at least 80% of the balance in the Trust Fund (as defined below), excluding deferred underwriting discounts and commissions, and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously. The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering ("IPO") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

      "Fair market value" for purposes of this Article SIXTH shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Corporation's Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its


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Board  of  Directors  independently  determines  that  the  Target  Business  or
Businesses have sufficient fair market value to meet the threshold criterion.

      A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares vote against the Business Combination and exercise their conversion rights as described in paragraph (C) below. The Corporation shall not seek to consummate a Business Combination in which stockholders owning less than 30% of the IPO Shares (minus one share) are unable to elect conversion pursuant to the provisions of paragraph (C) below.

      B. Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $292,750,000 (or $336,062,500 if the underwriters' over-allotment option is exercised in full), comprising (i) $283,000,000 of the net proceeds of the IPO, including $9.75 million in Deferred Underwriting Compensation (or $324,850,000 of the net proceeds, including $11.2 million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $4.625 million of the proceeds from the Corporation's issuance and sale in a private placement of 4,625,000 warrants (the "Sponsor's Warrants") issued to Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein and Steven Shenfeld.

      C. In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO ("IPO Shares") who voted against the Business Combination may, prior to such vote, demand that the Corporation convert such stockholder's IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. "Trust Fund" shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

      D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive pro rata liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

      E. A holder of IPO Shares shall be entitled to receive distributions from the


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Trust Fund only in the event (i) such holder of IPO Shares demands conversion of its shares in accordance with paragraph (C) above or (ii) the Corporation has not consumated a Business Combination by the Termination Date as described in paragraph (D) above, in which case distributions may be made without regard to whether the Corporation has been dissolved and liquidated. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

      F. Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise. The Corporation will not enter into a Business Combination with any entity which is affiliated with any of its officers, directors, initial stockholders or sponsors or any entity that has received a material financial investment from its initial stockholders or sponsors or any entity affiliated with our officers, directors, initial stockholders or sponsors.

      G. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation's income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income of up to $3.0 million to the Corporation to fund the Corporation's working capital requirements, (iii) in connection with a Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation's liquidation or (v) as otherwise set forth herein.

      H. The Audit Committee of the Corporation's Board of Directors will review and approve all payments made by the Corporation to its initial stockholders, sponsors, officers, directors and their or the Corporation's affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its initial stockholders, sponsors, officers or directors or any entity with which they or it are affiliated, any finder's fee or other compensation for services rendered to it prior to or in connection with the consummation of a Business Combination; provided that the Corporation's initial stockholders, sponsors, officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating a Business Combination from the amounts not held in the Trust Account and interest income of up to $3.0 million which may be released to the Corporation from the Trust Account. Payments of an aggregate of $10,000 per month for office space, secretarial and administrative services to Hanover Group US LLC and repayments of advances of up to $175,000 made to the Corporation by Mark Klein to cover IPO related and organizational expenses shall not be subject to the provisions of this paragraph (H).

      I. The members of the Audit Committee shall review the requirements of this Article SIXTH at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation's


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Audit Committee shall review the terms of all agreements (the "IPO  Agreements")
between the Corporation and any of its officers or directors included as exhibits to the Registration Statement filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit
Committee  shall   immediately   take  all  action  necessary  to  rectify  such
noncompliance or otherwise cause compliance with the requirements of this Article SIXTH or the terms and provisions of each IPO Agreement.

      J. The Board of Directors may not in any event issue any securities convertible, exercisable or redeemable into Common Stock, shares of Common Stock or Preferred Stock prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on a Business Combination.

      K. The Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

      SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

            B. The Board shall have the power, without the assent or vote of the


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      stockholders,  to make, alter, amend,  change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation, subject to the power of stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

            C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

            D. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

            E. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of
      Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

      EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

      B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking


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by or on behalf of such  director  or officer  to repay such  amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

      NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      TENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

                            [Signature Page Follows]



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      IN WITNESS  WHEREOF,  the Corporation has caused this Amended and Restated
Certificate of Incorporation to be duly executed by the undersigned as of this the __ day of _______, 2007.

                                       _____________________________
                                       Mark D. Klein

                                       Chief Executive Officer and President





     Signature Page to Amended and Restated Certificate of Incorporation of
                 Alternative Asset Management Acquisition Corp.


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